Exhibit 99.2

1. Hicks, Muse, Tate & Furst Equity Fund III, L.P.
2. HM3 Coinvestors, L.P.
3. HMTF Equity Fund IV (1999), L.P.
4. HMTF Private Equity Fund IV (1999), L.P.
5. HM 4-SBS (1999) Coinvestors, L.P.
6. HM 4-EQ (1999) Coinvestors, L.P.
7. Hicks, Muse, PG-IV (1999), C.V.
8. Hicks Muse Fund III Incorporated
9. Hicks, Muse (1999) Fund IV, LLC
10. HM Fund IV Cayman, LLC
11. VG Holdings, LLC

The business address for each of the above reporting persons is:

c/o HM Capital Partners
200 Crescent Court, Suite 1600
Dallas, TX 75201